EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-67015 and Forms S-8 No. 333-145092, 33-55437, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-85360, 333-45931, 333-118539), as amended, of Sensient Technologies Corporation and in the related Prospectus of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in this Annual Report (Form 10-K) for the years ended December 31, 2007 and 2006.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 29, 2008